As filed with the Securities and Exchange Commission on October 14, 2005
Registration No. 333-128780

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NCL Corporation Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	4400	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7665 Corporate Center Drive
Miami, Florida 33126
(305) 436-4000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Mark E. Warren, Esq.
Executive Vice President and General Counsel
7665 Corporate Center Drive
Miami, Florida 33126
(305) 436-4000
(Name, address, including zip code, and telephone number,
including area code, of agent of service)

Copy to:
Craig B. Brod, Esq.
Sung K. Kang, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
(212) 225-2000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
      The sole purpose of this Amendment is to file exhibits to the Registration Statement and amend the exhibit index. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. The Prospectus and Financial Statements are unchanged and have been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of directors and officers.
      The Companies Act 1981 of Bermuda requires every officer, including directors, of a company in exercising powers and discharging duties, to act honestly in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. The Companies Act further provides that any provision, whether in the bye-laws of a company or in any contract between the company and any officer or any person employed by the company as auditor, exempting such officer or person from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him, in respect of any fraud or dishonesty of which he may be guilty in relation to the company shall be void.
      Subject to certain provisions of our bye-laws, every director and officer shall be indemnified against all liabilities, loss, damage or expense, including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable, incurred or suffered by him as director or officer; provided that the indemnity contained in the bye-laws will not extend to any matter which would render it void under the Companies Act as discussed above. In addition, as permitted by our bye-laws, we maintain insurance for the benefit of our directors, officers or employees in respect of any liability that may be incurred by them arising in connection with their duties to the Company.

Item 21.	Exhibits and financial statement schedules.
      (a) A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.
      (b) Financial statement schedules are not submitted because they are not applicable or because the required information is included in the consolidated financial statements or notes thereto.

Item 22.	Undertakings.
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.

(7) To arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in paragraph (6) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the F-4 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on October 14, 2005.

NCL Corporation Ltd.

By:	/s/ David Colin Sinclair Veitch

David Colin Sinclair Veitch
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this amendment to the F-4 registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

* Tan Sri Lim Kok Thay		Chairman of the Board of Directors	October 14, 2005

* David Colin Sinclair Veitch		Deputy Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer)	October 14, 2005

* Walter L. Revell		Director	October 14, 2005

/s/ Bonnie Biumi Bonnie Biumi		Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	October 14, 2005

Authorized representative in the United States:

/s/ Mark E. Warren Mark E. Warren			October 14, 2005

*By	/s/ Mark E. Warren Mark E. Warren Attorney-in-fact		October 14, 2005

Exhibit index

Exhibit
Number	Description of Exhibit

3(a)	Memorandum of Association of NCL Corporation Ltd.†

3(b)	Bye-Laws of NCL Corporation Ltd.†

4(a)	Indenture, dated as of July 15, 2004, between NCL Corporation Ltd. and JPMorgan Chase Bank, as Trustee, relating to the 10 5/8 Senior Notes due 2014 of NCL Corporation Ltd.†

4(b)	Registration Rights Agreement, dated as of July 15, 2004, among NCL Corporation Ltd., J.P. Morgan Securities Inc. and DnB NOR Markets, Inc.†

4(c)	$626.9 million Syndicated Term Loan, dated as of June 26, 1999, among Norwegian Star Limited, Norwegian Dawn Limited and a syndicate of international banks and related Guarantee by NCL Corporation Ltd.*†

4(d)	$225.0 million Norwegian Sun Loan, dated as of July 9, 2003, among Norwegian Sun Limited and a syndicate of international banks and related Guarantee by NCL Corporation Ltd.*†

4(e)	Euro 298.0 million Pride of America Loans, dated as of April 4, 2003, among Ship Holding LLC and a syndicate of international banks and related Guarantee by NCL Corporation Ltd.*†

4(f)	$800.0 million Senior Secured Credit Facility, dated as of July 7, 2004, among NCL Corporation Ltd. and a syndicate of international banks.†

4(g)	Letters of Credit for $80.0 million and $20.0 million dated September 26, 2003 and amended April 26, 2004 and April 23, 2004, respectively, issued on behalf of NCL Corporation Ltd. as required by the Merchant Services Bankcard Agreement dated as of March 26, 2004, among NCL Corporation Ltd. and Chase Merchant Services, LLC and JPMorgan Chase Bank.†

4(h)	Euro 334.1 million Norwegian Jewel Loan, dated as of April 20, 2004, among Norwegian Jewel Limited and a syndicate of international banks and related Guarantee by NCL Corporation Ltd.*†

4(i)	Euro 308.1 million Pride of Hawaii Loan, dated as of April 20, 2004, among Pride of Hawaii, Inc. and a syndicate of international banks and related Guarantee by NCL Corporation Ltd.*†

5(a)	Opinion of Cox Hallett Wilkinson, special Bermuda counsel to NCL Corporation Ltd.

5(b)	Opinion of Cleary Gottlieb Steen & Hamilton LLP, special U.S. counsel to NCL Corporation Ltd.

10(a)	Merchant Services Bankcard Agreement, dated as of March 26, 2004, among NCL Corporation Ltd., Chase Merchant Services, LLC and JPMorgan Chase Bank†

10(b)	Bareboat Charter Agreement, dated April 20, 2004, between Crown Odyssey Limited and NCL (Bahamas) Ltd.*†

10(c)	Bareboat Charter Agreement, dated April 20, 2004, between Crown Wind Limited and NCL (Bahamas) Ltd.*†

10(d)	Bareboat Charter Agreement, dated April 20, 2004, between Ocean Dream Limited and NCL (Bahamas) Ltd.*†

10(e)	Bareboat Charter Agreement, dated April 20, 2004, between Ocean Voyager Limited and NCL (Bahamas) Ltd.*†

10(f)	Amended and Restated Shipbuilding Contract for Pride of America, dated February 5, 2003, between Ship Holding LLC and Lloyd Werft Bremerhaven GmbH as amended by addendum No. 1 dated March 7, 2003, addendum No. 2 dated March 14, 2003 and addendum No. 3 dated July 1, 2004.*†

10(g)	Shipbuilding Contract for Hull 667 dated September 15, 2003 between Arrasas Limited and Jos. L. Meyer GmbH as amended by addendum No. 1 dated March 25, 2004.*†

10(h)	Shipbuilding Contract for Hull 668 dated September 15, 2003 between Arrasas Limited, Pride of Hawaii, Inc. and Jos. L. Meyer GmbH as amended by addendum No. 1 dated April 13, 2004.*†

10(i)	Shipbuilding Contract for Hull No. S669 dated December 24, 2004 between Hull 669 Ltd., NCL Corporation Ltd. and Jos. L. Meyer GmbH.*†

10(j)	Shipbuilding Contract for Hull No. S670 dated May 3, 2005 between Newbuild Holding, Ltd., NCL Corporation Ltd. and Jos. L. Meyer GmbH.*†

Exhibit
Number	Description of Exhibit

12	Computation of ratio of earnings to fixed charges†
21	List of subsidiaries of NCL Corporation Ltd.†
23(a)	Consent of PricewaterhouseCoopers LLP†
23(b)	Consent of Cox Hallett Wilkinson (included in Exhibit 5(a))
23(c)	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5(b))
24	Powers of attorney (included on the signature page of this registration statement)†
25	Statement of eligibility under the Trust Indenture Act of 1939, as amended, of JPMorgan Chase Bank, N.A., as trustee under the Indenture.†
99(a)	Form of letter of transmittal†
99(b)	Form of letter to brokers†
99(c)	Form of letter to clients†
99(d)	Form of notice of guaranteed delivery†

*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the SEC.

†	Previously filed.